SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 15

Certification and Notice of Termination of Registration under Section 12(g)
 of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
    Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number: 0-26890

                               PERCLOSE, INC.
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           (Exact name of registrant as specified in its charter)

                             400 Saginaw Drive
                       Redwood City, California 94063
                               (650) 474-3000
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Common Stock, par value $0.001 per share
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          (Title of each class of securities covered by this Form)

                                    None
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    (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]          Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(1)(ii)    [ ]          Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)    [ ]          Rule 15d-6              [ ]
Rule 12h-3(b)(1)(i)     [X]

      Approximate number of holders of record as of the certification or notice date: One

      Pursuant to the requirements of the Securities Exchange Act of 1934, Perclose, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: November 19, 1999 BY: /s/ Kenneth E. Ludlum
                            ---------------------------------------------------
                            Name:  Kenneth E. Ludlum
                            Title: Vice President of Finance and Administration
                                   and Chief Financial Officer